UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2007

TEXOLA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-114995

(Commission File Number)

47-0930829

(IRS Employer Identification No.)

206 – 475 Howe Street, Vancouver, B.C. Canada V6C 2B3

(Address of principal executive offices and Zip Code)

604.685.2300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

We announced that as of December 31, 2006, drilling had reached a depth of 1,378 meters on our Chinchaga #1 well (8-24-95-8W6). The progress was 189 meters for the 24 hour period. The target is at 2,700 meters.

Chinchaga, Alberta is known for some of North America’s most prolific gas fields, the most prominent being the 450 BCF Cranberry field, the 430 BCF Hamburg field and more recently the 450 BCF Ladyfern field. These fields all produce from the upper Devonian Slave Point formation where the leached and fractured limestone provides a highly permeable and porous reservoir capable of producing more than 50 million cubic feet of gas per day during their first year of production. The entire Slave Point formation in north-central Alberta and British Columbia is estimated to contain 7 TCF gas in place.

The high carbonate content of the off-bank strata at Ladyfern previously made seismic imaging of the Slave point formation in similar areas virtually impossible prior to the 1990's. Since then, advances in 3D seismic, reprocessing of data and a new understanding of the area’s characteristics have opened a window of opportunity in the less densely drilled areas to the south of three previously mentioned gas fields.

Chinchaga is one of these very high quality prospects which were generated by Suncor Energy Inc. after a careful evaluation of geologic studies including sample work of virtually all offsetting wells, seismic modeling, reprocessing and reinterpretation, combined with a 3D seismic survey covering the leases.

Item 9.01	Financial Statements and Exhibits.

Exhibits

99.1	News Release dated January 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXOLA ENERGY CORPORATION

By: /s/ Thornton Donaldson

Name: Thornton Donaldson

Title: President, Secretary, Treasurer and Director

Dated: January 11, 2007

CW1021625.1